THE ALGER FUND
                      ALGER SMALL CAPITALIZATION PORTFOLIO

                                   Rule 18f-3
                         Multiple Class Plan, as Amended

     The ALGER SMALL CAPITALIZATION PORTFOLIO (the "Portfolio") of THE ALGER FUND (the "Fund") has elected to rely on Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), in offering multiple classes of shares with differing distribution arrangements, voting rights and exchange and conversion features.

     Pursuant to Rule 18f-3, the Board of Trustees of the Fund has approved and adopted this amended written plan (the "Plan") specifying the differences among the classes of shares to be offered by the Portfolio, including those, if any, pertaining to shareholder services, distribution arrangements, expense allocations, and conversion and exchange features. Prior to such offering, the Plan will be filed as an exhibit to the Fund's registration statement.

I.   ATTRIBUTES OF SHARE CLASSES

     Each share of the Portfolio represents an equal PRO RATA interest in the Portfolio and, except as set forth below, has identical voting rights, powers, qualifications, terms and conditions and, in proportion to each share's net asset value, liquidation rights and preferences. The classes differ in that: (a) each class has a different class designation; (b) only the Class A Shares and, commencing on the date specified below, the Class C Shares are subject to a front-end sales charge ("FESC"); (c) only the Class B and Class C Shares are subject to contingent deferred sales charges ("CDSCs"), except that certain Class A Shares may also be subject to a CDSC; (d) only the Class B and Class C Shares are subject to distribution fees under plans adopted pursuant to Rule 12b-1 under the 1940 Act (each a "Rule 12b-1 Plan"); (e) to the extent that one class alone is affected by a matter submitted to a vote of the shareholders, then only that class has voting power on the matter; (f) the exchange privileges of each class differ from those of the other; and (g) Class B and certain Class C Shares will automatically convert to Class A Shares after designated holding periods.(1)

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(1) All three classes of shares are subject to the same non-Rule 12b-1 shareholder servicing fee.

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A.   CLASS A SHARES

     Class A Shares are sold to (1) retail and institutional customers and (2) persons entitled to exchange into Class A Shares under the exchange privileges of the Fund.

     1. SALES LOADS. Class A Shares are sold subject to the current maximum FESC (with scheduled variations or eliminations of the sales charge, as permitted by the 1940 Act), except that certain Class A Shares for which the FESC has been eliminated may instead be subject to a CDSC.

     2. DISTRIBUTION AND SERVICE FEES. Class A Shares are not subject to a Rule 12b-1 distribution fee. However, they are, like the Class B and Class C Shares, subject to a shareholder servicing fee not to exceed .25% of the average daily net assets of the Portfolio.

     3. CLASS EXPENSES. No expenses are allocated particularly to Class A
     Shares.

     4. EXCHANGE PRIVILEGES AND CONVERSION FEATURES. Class A Shares are exchangeable for Class A Shares of the other portfolios of the Fund and for shares of the Money Market Portfolio of the Fund. Class A Shares have no conversion features.

B.   CLASS B SHARES

     Class B Shares are sold to (1) retail and institutional customers and (2) persons entitled to exchange into Class B Shares under the exchange privileges of the Fund. Shares of the Fund outstanding on the date that multiple classes of shares were first made available have been redesignated Class B Shares.

     1. SALES LOADS. Class B Shares are sold without the imposition of any FESC, but are subject to a CDSC (with scheduled variations or eliminations of the sales charge, as permitted by the 1940 Act).

     2. DISTRIBUTION AND SERVICE FEES. Class B Shares are subject to a distribution fee pursuant to a Rule 12b-1 Plan not to exceed .75% of the average daily net assets of Class B and, like the Class A and Class C Shares, to a shareholder servicing fee not to exceed .25% of the average daily net assets of the Portfolio.

     3. CLASS EXPENSES. No expenses other than the distribution fee are allocated particularly to Class B Shares.

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     4. EXCHANGE PRIVILEGES AND FEATURES. Class B Shares are exchangeable for
     Class B Shares of the other portfolios of the Fund and for shares of the Money Market Portfolio of the Fund. Class B Shares automatically convert to Class A Shares eight years after purchase as set forth in the prospectus of the Fund.

C.   CLASS C SHARES

     Class C Shares are sold to (1) retail and institutional customers and (2) persons entitled to exchange into Class C Shares under the exchange privileges of the Fund.

     1. SALES LOADS. Class C Shares are subject to a CDSC (with scheduled variations or eliminations of the sales charge, as permitted by the 1940
     Act) and, commencing on July 24, 2000 (or on such other date as the appropriate post-effective amendment to the Fund's registration statement on Form N-1A becomes effective), will be sold subject to the current maximum FESC (with scheduled variations or eliminations of the sales charge, as permitted by the 1940 Act).

     2. DISTRIBUTION AND SERVICE Fees. Class C Shares are subject to a distribution fee pursuant to a Rule 12b-1 Plan not to exceed .75% of the average daily net assets of Class C and, like the Class A and Class B Shares, to a shareholder servicing fee not to exceed .25% of the average daily net assets of the Portfolio.

     3. CLASS EXPENSES. No expenses other than the distribution fee are allocated particularly to Class C Shares.

     4. EXCHANGE PRIVILEGES AND CONVERSION FEATURES. Class C Shares are exchangeable for Class C Shares of the other portfolios of the Fund and for shares of the Money Market Portfolio of the Fund. Class C Shares purchased prior to July 24, 2000 (or to such other date as the appropriate post-effective amendment to the Fund's registration statement on Form N-1A becomes effective) automatically convert to Class A Shares twelve years after purchase as set forth in the prospectus of the Fund.

D.   ADDITIONAL CLASSES

     In the future, the Portfolio may offer additional classes of shares which differ from the classes discussed above. However, any additional classes of shares must be

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approved by the Board, and the Plan must be amended to describe those classes.

II.  APPROVAL OF MULTIPLE CLASS PLAN

     The Board of the Fund, including a majority of the independent Trustees, must approve the Plan initially. In addition, the Board must approve any material changes to the classes and the Plan prior to their implementation. The Board must find that the Plan is in the best interests of each class individually and the Portfolio as a whole. In making its findings, the Board should focus on, among other things, the relationships among the classes and examine potential conflicts of interest among classes regarding the allocation of fees, services, waivers and reimbursements of expenses, and voting rights. Most significantly, the Board should evaluate the level of services provided to each class and the cost of those services to ensure that the services are appropriate and that the costs thereof are reasonable. In accordance with the foregoing provisions of this Section II, the Board of the Fund has approved and adopted this Plan, as amended, as of the date written below.

III. DIVIDENDS AND DISTRIBUTIONS

     Because of the differences in fees paid under a Rule 12b-1 Plan, the dividends payable to shareholders of Class A Shares will differ from the dividends payable to shareholders of the other classes. Dividends paid to each class of shares in the Portfolio will, however, be declared and paid at the same time and, except for the differences in expenses listed above, will be determined in the same manner and paid in the same amounts per outstanding shares.

IV.  Expense Allocations

     Income, realized and unrealized capital gains and losses, and Portfolio expenses not allocated to a particular class shall be allocated to each class on the basis of the net asset value of that class in relation to the net asset value of the Portfolio.

Dated: May 9, 2000